SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NETLOGIC MICROSYTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	77-0455244 (I.R.S. Employer Identification No.)
3975 Freedom Circle, Santa Clara, CA 95054
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
     Securities Act registration statement file number to which this form relates: 333-114549
     Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.01 par value per share,
Series AA Junior Participating Preferred Stock, $0.01 par value per share
(Title of Class)

Explanatory Note
     This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by NetLogic Microsystems, Inc. (the “Company”) on July 8, 2004, relating to the registration of (i) common stock with certain rights to purchase Series AA Junior Participating Preferred Stock and (ii) Series AA Junior Participating Preferred Stock (the “Form 8-A”).
Item 1.      Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A is amended and supplemented by adding the following:
     On September 11, 2011, the Board of Directors of the Company authorized and approved a First Amendment to Rights Agreement entered into between the Company and Wells Fargo Bank, National Association, as Rights Agent (the “First Amendment”), which became effective on September 11, 2011. The First Amendment amended the Rights Agreement entered into between the Company and Wells Fargo Bank, National Association, as Rights Agent on July 7, 2004 (the “Rights Agreement”). The First Amendment was entered into with respect to the Agreement and Plan of Merger dated as of September 11, 2011 by and among the Company, Broadcom Corporation, a California corporation (“Broadcom”), and I&N Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Broadcom (“I&N”).
     The purpose of the First Amendment was to ensure that neither the approval, execution, delivery or performance of the Merger Agreement, the public disclosure of the Merger Agreement and the transactions contemplated thereby, nor the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, will cause Broadcom, I&N, or any of their “Affiliates” or “Associates” (as each such term is defined in the Rights Agreement) to become an “Acquiring Person” (as defined in the Rights Agreement) or to otherwise give rise to a “Shares Acquisition Date” or “Distribution Date,” or trigger the Rights (as each such term is defined in the Rights Agreement). The First Amendment is set forth in full in Exhibit 1, incorporated by reference in response to this item.
Item 2.      Exhibits.
1.	First Amendment to Rights Agreement, dated as of September 11, 2011, between the Company and Wells Fargo Bank, National Association, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 12, 2011	NETLOGIC MICROSYSTEMS, INC.

	By	/s/ MICHAEL T. TATE MICHAEL T. TATE
Vice President and Chief Financial Officer

EXHIBIT INDEX
1.	First Amendment to Rights Agreement, dated as of September 11, 2011, between the Company and Wells Fargo Bank, National Association, as Rights Agent.